Exhibit 99.1

MINDESTA REITERATES INFORMATION RELATING TO NORTHERN SHARE

DISTRIBUTION

Ottawa, Canada — February 10, 2012 — Mindesta Inc. (OTCBB: MDST) wishes to reiterate information provided in its 8K disclosure of January 30, 2012 and information provided to shareholders through Heritage Transfer Agency, Inc. (the Company’s transfer agent) (“Heritage”) and Depository Trust and Clearing Corporation (“DTCC”) on its estimate of taxable dividend per share included in its recent distribution to shareholders. At the close of trading on January 25, 2012, Mindesta Inc. (the “Company” or “Mindesta”) completed the previously-announced distribution to the Company’s shareholders (the “Distribution”) of a majority of the shares of Northern Graphite Corporation (“Northern”) common stock owned by the Company. The Distribution of 9,413,581 shares of Northern owned by the Company (approximately 25% of the Northern common shares outstanding) was made to Company shareholders on the basis of one share of Northern common stock for each share of Company common stock held.

Based upon the closing price of the Northern common stock on the TSX Venture Exchange (“TSVX”) on January 25, 2012, the day of the Distribution, and taking into account an appropriate liquidity discount, the Company had estimated that the aggregate market value of the shares distributed was US$9,967,000. Therefore, MIndesta has estimated the value of the shares distributed at US$1.0588 per share. Mindesta Inc. has also provided an estimate of the value of the taxable dividend of US$0.0833 per share on the Distribution to Heritage and DTCC. The balance of the dividend, being US$0.9755 per share, represents a return of capital. Shareholders that are non-US residents are subject to US tax withholdings calculated on the taxable dividend estimate of the Distribution. Any questions in that regard, including further questions regarding U.S. tax withholding obligations relating to the Distribution (described in the Information Statement provided to shareholders on or about January 6, 2012), should be directed by registered holders to Heritage and by non-registered holders to their respective brokers.

For additional information, please contact: Gregory Bowes, CEO (613) 241-9959

This press release contains forward-looking statements, which can be identified by the use of statements that include words such as “could”, “potential”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will” or other similar words or phrases. These statements are only current predictions and are subject to known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from those anticipated by the forward-looking statements. The Company does not intend, and does not assume any obligation, to update forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by applicable securities laws. Readers should not place undue reliance on forward-looking statements.

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